UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
April 1, 2007
Wellman, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-10033 (Commission File Number)	04-1671740 (IRS Employer Identification No.)

1041 521 Corporate Center Drive Fort Mill, South Carolina (Address of principal executive offices)	29715 (Zip Code)
Registrant’s telephone number, including area code: (803) 835-2000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(a)	Not applicable.

(b)	We previously announced that we are streamlining our organization in an effort to improve our ability to deliver high quality, value-added products to our customers and allow us to operate with a more efficient cost structure. As a result of this realignment of the organization, effective April 1, 2007, Mark Ruday, formerly Controller and Chief Accounting Officer, will assume the role of Vice President of Business Operations.

(c)	Effective April 1, 2007, David Styka replaced Mark Ruday as Controller and Chief Accounting Officer. Mr. Styka joined Wellman, Inc. in 1993 and has served as Tax Director since 1998. He is also the Assistant Secretary for Wellman, Inc.

David Styka is not a party to any material plan, contract or arrangement with the Company, except that he participates in the Wellman, Inc. Third Amended and Restated Management Incentive Compensation Plan for the Executive Group; the Wellman, Inc. Restricted Stock Plan, effective June 1, 2004; the Wellman, Inc. Retirement Plan; the Wellman, Inc. Amended and Restated 1997 Stock Option Plan; and is indemnified as an officer of the Company and benefits from the Company’s Directors and Officers insurance. In response to his increased responsibilities, our Board of Directors approved an increase in Mr. Styka’s annual salary from $143,900 to $162,000, and awarded him 10,000 shares of restricted stock under Wellman Inc.’s Restricted Stock Plan.

All such plans, contracts or arrangements to which Mr. Ruday is a party were described in the Company’s most recent proxy statement.

(d)	Not applicable.

(e)	Not Applicable

(f)	Not Applicable

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wellman, Inc.
April 5, 2007	/s/ David R. Styka
David R. Styka
Vice President, Chief Accounting Officer and Controller